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                       AFFILIATED TRANSACTIONS AGREEMENT
                                    BETWEEN
                        UTILITY ENGINEERING CORPORATION
                                      AND
                      SOUTHWESTERN PUBLIC SERVICE COMPANY

     This Affiliated Transactions Agreement is made and entered into this 29th day of September, 1997, by and between Utility Engineering Corporation ("UE") and Southwestern Public Service Company of Colorado ("SPS") (each individually a "Party," and collectively, "Parties").

                                  WITNESSETH

     WHEREAS, Parties are associate companies within the New Century Energies, Inc. system and affiliates of one another.

     WHEREAS, UE is a company that provides, among other things, engineering, development, design, construction, and other related services.

     WHEREAS, SPS is a public utility company that provides electric service in the States of Texas, New Mexico, Kansas and Oklahoma.

     WHEREAS, Parties in accordance with the terms of this Agreement agree to provide construction, goods, and services to one another, as those terms are defined in Rule 80 of the rules of the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935 ("SEC Rules").

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Parties covenant and agree as follows:


                             ARTICLE I - SERVICES

     Section 1.1 Upon the receipt of a written work order submitted by UE, SPS may provide any of the services specified in Attachment A to UE.

     Section 1.2 The SEC has authorized UE to perform on behalf of SPS engineering, development, design, construction, and other related services. In accordance with that authorization, UE will perform such activities on behalf of SPS upon the submission by SPS to UE of a written work order. To the extent that UE's provision of these services on behalf of SPS requires that UE obtain goods or materials from outside vendors and suppliers, UE shall coordinate with SPS to use its existing supply arrangements to the extent possible or practicable.

     Section 1.3 The determination of whether one company (the "Delivering Party") has the available personnel and resources to perform a requested service for another (the "Receiving


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Party") in accordance with a work order will be entirely within the discretion of the Delivering Party: the Delivering Party may at its sole option elect not to perform any requested service, except that, once having agreed to perform a service, the Delivering Party shall not withdraw or depart from such performance until completion, or upon less than 30 days notice in the case of services of a continuing nature, unless the Receiving Party consents (with such consent not to be unreasonably withheld), or emergency circumstances require, otherwise.

     Section 1.4 The Receiving Party shall have the right from time to time to amend, alter or rescind any work order provided that (i) any such amendment or alteration that results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by the Delivering Party,
(ii) the cost for the services covered by the work order shall include any expense incurred by the Delivering Party as a direct result of such amendment, alteration or rescission of the work order, and (iii) no amendment, alteration or rescission of a work order shall release the Receiving Party from liability for all costs already incurred by or contracted for by the Delivering Party pursuant to a work order, regardless of whether the services associated with such costs have been completed.

     Section 1.5 Companies intend that the relation between them created by this Article I of this Agreement is that of employer-independent contractor.
No employee or agent of a Delivering Party while performing any requested service shall be deemed to be an employee or agent of the Receiving Party. The Receiving Party is interested only in the results obtained under this Article I of this agreement. The manner and means of performing any requested services are to be under the sole control of the Delivering Party, and the Delivering Party in the provision of such services may arrange, where it deems appropriate, for the services of such experts, consultants, advisers, vendors, subcontractors and other necessary persons with necessary qualifications as are required for or pertinent to the provision of such services. None of the benefits provided by the Receiving Party to its employees, including, but not limited to, workers' compensation insurance and unemployment insurance, are available from the Receiving Party to the employees or agents of the Delivering Party. The Delivering Party will be solely and entirely responsible for its acts and for the acts of its employees and agents during the performance of any services under this Article I.

     Section 1.6 In performing services, the Delivering Party will exercise due care to assure that the services are performed in an appropriate manner, meet the standards and specifications set forth in the applicable work order, and comply with applicable standards of law and regulation. However, failure to meet these obligations shall in no event subject the Delivering Party to any claims by or liabilities to the Receiving Party other than to reperform the services and be reimbursed at the applicable rate specified in Article III for such reperformance. The Delivering Party makes no other warranty with respect to its performance of the services, and the Receiving Party agrees to accept such services without further warranty of any nature.


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              ARTICLE II - LOANED EMPLOYEES AND LOANED EQUIPMENT

     Section 2.1 At the request of either Party (the "Borrowing Party"), the other Party (the "Loaning Party") may, but shall not be obligated to, loan certain of the Loaning Party's employees (the "Loaned Employees") to the Borrowing Party for the purposes of providing such services (consistent with Section 1.1 where UE is the Borrowing Party and with Section 1.2 where SPS is the Borrowing Party), required by the Borrowing Party for the Borrowing Party to meet its needs and obligations.

     Section 2.2 At the request of the Borrowing Party, the Loaning Party may, but shall not be obligated to, loan certain equipment (the "Loaned Equipment")
- including but not limited to, vehicles, machinery, and tools - to the Borrowing Party for the Borrowing Party to meet its needs and obligations.

     Section 2.3 The Loaning Party's obligation under this agreement to provide Loaned Employees and Loaned Equipment to the Borrowing Party shall be completely at the discretion of the Loaning Party and the times and duration of use of Loaned Employees or Loaned Equipment by the Borrowing party shall at all times be under the complete control of the Loaning Party.

     Section 2.4 During any time that employees are loaned under this agreement, the Borrowing Party shall have complete control over the work activities of the Loaned Employees (subject to any restrictions specified by the Loaning Party). Notwithstanding the foregoing, the Loaned Employees shall remain the employees of the Loaning Party and shall be compensated by the Loaning Party.

     Section 2.5 During any time that equipment is loaned under this agreement, the Borrowing Party shall have complete control over the use of the Loaned Equipment (subject to any restrictions specified by the Loaning Party). The Borrowing Party shall reimburse the Loaning Party for any damage to the Loaned Equipment occurring while under the control of the Borrowing Party, normal wear and tear excepted.

     Section 2.6 The Parties shall make permanent records of all Loaned Employees and Loaned Equipment, which records shall include the names of Loaned Employees, the description of Loaned Equipment, the times that Loaned Employees or Loaned Equipment are in fact loaned to a Borrowing Party, and the general duties of the Loaned Employees during the periods of time such Loaned Employees are under the control and direction of the Borrowing Party.

     Section 2.7 The Borrowing Party shall exonerate, protect, indemnify, defend, and hold harmless the Loaning Party from and against any and all liabilities, expenses, claims, and damages of every kind, including, without limitation, injury to or death of any person or persons (including the Loaned Employees), and for damage to or loss of property, arising out of or attributed, directly or indirectly, to operations, performance, or nonperformance of Loaned Employees (while such Loaned Employees are under the control of the Borrowing Party) under this agreement, irrespective of the legal theory upon which any such claim or suit may be based.


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     Section 2.8  The Borrowing Party shall exonerate, protect, indemnify, defend, and hold harmless the Loaning Party from and against any and all liabilities, expenses, claims, and damages of every kind (including those arising out of or attributed, directly or indirectly, to or resulting from any and all acts or omissions of the Loaning Party, whether caused by the sole negligence of the Loaning Party or by the concurrent negligence of the Loaning Party), including, without limitation, injury to or death of any person or persons, and for damage to or loss of property, arising out of or attributed, directly or indirectly, to use of the Loaned Equipment under this agreement and/or relating in any way to the Loaned Equipment (while such Loaned Equipment is under the control of the Borrowing Party), irrespective of the legal theory upon which any such claim or suit may be based.

     Section 2.9 THE BORROWING PARTY ACKNOWLEDGES THAT IT HAS MADE ALL INSPECTIONS OF THE LOANED EQUIPMENT IT DEEMS NECESSARY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT THE BORROWING PARTY AGREES TO ACCEPT THE LOAN OF THE LOANED EQUIPMENT "AS IS" AND "WHERE IS" AND THE LOANING PARTY MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE VALUE, CONDITION, SALABILITY, OBSOLESCENCE, MERCHANTABILITY, FITNESS OR SUITABILITY FOR USE, OR WORKING ORDER OF THE LOANED EQUIPMENT.


                          ARTICLE III - COMPENSATION


     Section 3.1 Where SPS is the Receiving Party under Article I, it shall pay UE as the Delivering Party "cost" for the provided services, with cost determined in accordance with SEC Rule 91.

     Section 3.2 Where SPS is the Delivering Party under Article I, UE shall pay SPS for provided services a rate no less than cost, with cost determined in accordance with SEC Rule 91.

     Section 3.3 Where a Delivering Party provides goods, construction, or services simultaneously on behalf of the Receiving Party and one or more associate companies within the NCE system, the costs for such goods, construction, or services shall be fairly and equitably distributed among the Receiving Party and such other receiving associate companies using one or more of the allocation ratios specified in Attachment B. The Delivery Party shall specify the allocation ratio(s) to be used in the applicable work orders.

     Section 3.4 By the 25th day of each month, each Company shall render an invoice for all services provided by it to the other Company during the prior month. Such invoices shall be paid within 30 days.


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                               ARTICLE IV - TERM

     Section 4.1 This Agreement shall become effective immediately upon its execution, and shall continue in force until terminated by either Company, such termination to be on not less than one year's prior written notice.
Moreover, in the event that it is determined that the terms of this Agreement conflict with any regulatory requirement, Companies agree to negotiate in good faith to modify the Agreement so as to comply with such requirements while preserving the benefits of the Agreement to the greatest extent possible; provided, however, that if the Companies cannot agree to such modifications, the Agreement may be terminated immediately (although each Company shall remain liable for any work already performed).

                              UTILITY ENGINEERING CORPORATION


                              /s/ Albert A. Smith
                              --------------------------------------------
                              Name:  Albert A. Smith            Date
                              Title: President


                              SOUTHWESTERN PUBLIC SERVICE COMPANY


                              /s/ David Wilks
                              --------------------------------------------
                              Name:  David Wilks                Date
                              Title: President & COO











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                                 ATTACHMENT A

                   DESCRIPTION OF SERVICES TO BE PROVIDED BY
          SOUTHWESTERN PUBLIC SERVICE COMPANY TO UTILITY ENGINEERING
            CORPORATION UNDER THE AFFILIATED TRANSACTIONS AGREEMENT


Substation construction, maintenance and operations

Substation engineering and support

Power plant facilities, equipment, tools, personnel

Plant engineering and support

Use of facilities and real property


















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